Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock of Ayala Pharmaceuticals, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 11, 2023

Israel Biotech Fund I, L.P.

By:	/s/ Yuval Cabilly
Name, Title: Yuval Cabilly, Managing Partner

Israel Biotech Fund II, L.P.

By:	/s/ Yuval Cabilly
Name, Title: Yuval Cabilly, Managing Partner

Israel Biotech Fund GP Partners, L.P.

By:	/s/ Yuval Cabilly
Name, Title: Yuval Cabilly, General Partner

Israel Biotech Fund GP Partners II, L.P.

By:	/s/ Yuval Cabilly
Name, Title: Yuval Cabilly, General Partner

I.B.F Management Ltd.

/s/ Yuval Cabilly
Name, Title: Yuval Cabilly, Chief Executive Officer